Exhibit 99.1
Joint Filing Agreement
     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D, and all amendments thereto, to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.
Date: October 20, 2008

MISYS PLC
By:	/s/ James C. Malone
Name: James C. Malone
Title: Chief Financial Officer

MISYS HOLDINGS INC.
By:	/s/ Darryl E. Smith
Name: Darryl E. Smith
Title: President

MISYS PATRIOT US HOLDINGS LLC
By:	/s/ Darryl E. Smith
Name: Darryl E. Smith
Title: President of Misys Holdings Inc., sole member

MISYS PATRIOT LTD.
By:	/s/ Glyn Follelove
Name: Glyn Follelove
Title: Director